Exhibit 99.1

RE/MAX HOLDINGS ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENTS

Karri Callahan Appointed Chief Financial Officer

Adam Contos Appointed Chief Operating Officer

Dave Metzger to Leave Company for Personal Reasons

Denver,  Colorado,  January 7,  2016  - RE/MAX Holdings, Inc. (the “Company” or “RE/MAX”) (NYSE: RMAX),  today announced that Dave Metzger has decided to leave his position as Chief Financial Officer  (CFO) and Chief Operating Officer (COO) effective March 31, 2016 to relocate and spend more time with his family.  As a result of Mr. Metzger’s decision, the RE/MAX Board of Directors appointed Karri Callahan,  Vice President and Corporate Controller, to the position of CFO, and Adam Contos, Senior Vice President of Marketing, to the position of COO.  To ensure an orderly transition, Metzger and Callahan will act as co-CFOs through March 31, 2016. Callahan and Contos will assume their respective roles effective January 15, 2016.

Dave Liniger, Chief Executive Officer and Co-Founder of RE/MAX,  said,  “We owe an immense amount of gratitude to Dave, and I commend him for putting his family first.  As a result of his leadership, the Company is operationally and financially sound and in a very strong position today. During his tenure, he also helped steer us through the great recession and played an integral role in our successful IPO.  The RE/MAX family will miss not only his professional contributions, but also his wit, his enthusiasm and his strong sense of team spirit.”

Mr. Liniger continued, “We have a deep talent bench and are fortunate to have proven leaders of Karri’s and Adam’s caliber to step into the CFO and COO roles. We have solid forward momentum and know they, along with the whole RE/MAX team, will continue to successfully execute our strategic initiatives.”

“After much reflection, I have decided that due to a loss in my immediate family, I am going to move back to the Washington D.C. area to be closer to my extended family for additional support,” said Mr. Metzger. “I’m very proud of what we have achieved over the last eight years.  Along with our franchisees and agents, we continue to grow one of the largest real estate franchise networks in the world. It saddens me to leave such a strong team and strong network of agents and brokers, but I’m confident that Karri, Adam and the RE/MAX team will continue to grow our network, our business and our brand into the future.”

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Ms. Callahan has over 14 years of accounting and auditing experience. She joined RE/MAX in April 2013 as Senior Manager of SEC Reporting and was promoted to Vice President, Corporate Controller in June 2014. She served as the Company’s Acting Chief Accounting Officer from November 6, 2014 to January 26, 2015 and as Acting Chief Financial Officer from December 31, 2014 through January 26, 2015. These temporary appointments were the result of a leave of absence that Mr. Metzger took due to a family emergency. Prior to joining RE/MAX, Ms. Callahan worked at Ernst & Young, LLP most recently as Senior Manager since 2008.

Mr. Contos joined RE/MAX as a Senior Franchise Development Consultant for the RE/MAX Mountain States Region in 2004. He was named Region Vice President the following year. In 2007, soon after RE/MAX, LLC acquired the formerly independent RE/MAX California & Hawaii Region, Contos was named its Region Vice President. In 2010, he moved to the RE/MAX Florida Region, which under his leadership was named Region of the Year for both 2011 and 2012. He was promoted to Vice President, Region Development, in 2013 and shifted his focus to Business Development in February 2014. He was promoted to his current position, Senior Vice President of Marketing, in February 2015.

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About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 100,000 agents provide RE/MAX a global reach of nearly 100 countries. Nobody sells more real estate than RE/MAX as measured by total residential transaction sides.

RE/MAX, LLC, one of the world’s leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the Company’s outlook, including expectations regarding agent count and Adjusted EBITDA margins, the Company’s optimism for agent recruitment and improving market conditions,  as well as other statements regarding the Company’s strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company’s ability to attract and retain quality franchisees, (4) the Company’s franchisees’ ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company’s business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand, (7) fluctuations in foreign currency exchange rates, as well as those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in the most recent Annual Report or Form 10-K filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remax.com and on the SEC website at www.sec.gov.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Investor Contact:	Media Contact:
Peter Crowe	Shaun White
(303) 796-3815	(303) 796-3405
pcrowe@remax.com	shaunwhite@remax.com

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